Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com

FOR IMMEDIATE RELEASE

December 30, 2019

WINTHROP REALTY LIQUIDATING TRUST TO MAKE A FINAL LIQUIDATING DISTRIBUTION OF $0.07 PER BENEFICIAL UNIT

FOR IMMEDIATE RELEASE – BOSTON, December 30, 2019/ -- Winthrop Realty Liquidating Trust (the "Trust") announced today that it has disposed of its assets and the Trust's trustees have approved a final liquidating distribution of $0.07 per common beneficial unit in the Trust payable in cash on January 9, 2020 to holders of record on December 31, 2019.  This distribution represents all of the remaining cash of the Trust less estimated dissolution and wind down costs and is the final liquidating distribution of the Trust. It is possible that after satisfying all remaining obligations of the Trust there may be residual cash balance, or that the paying agent for the Trust will receive additional funds with respect to previously disposed of assets which have contingent payments that may come due in the future. If the paying agent ultimately receives any contingent payments, the Trust’s paying agent will pay directly to each beneficial unit holder their proportionate share of such amounts. It is not expected that the any contingent payments received will be substantial.

Since August 5, 2014, the date on which Winthrop Realty Trust’s shareholders adopted its plan of liquidation, Winthrop Realty Trust and the Trust have disposed of all of its assets held on such date and paid, after giving effect to the distribution announced in this press release, total distributions per beneficial interest of $17.12.

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About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016.